Exhibit 99.1

ASX Announcement

4 June 2025

Coronado enters into binding commitment for a $150 million asset-based lending facility

Coronado Global Resources Inc. (ASX: CRN) (“Coronado” or “the Company”) advises that its’ subsidiary Coronado Finance Pty Ltd has entered into a binding commitment letter for the refinancing of its’ existing asset-based lending (“ABL”) facility with Highland Park XII Pte. Ltd., an affiliate of Oaktree Capital Management, L.P. (together with its affiliates, “Oaktree”). This forms part of a broader liquidity management plan which, together with its production-ready expansion projects and cost reduction initiatives, is expected to improve Coronado’s ability to withstand the current period of sustained low met coal pricing.

The three-year ABL facility will be secured against certain receivables and inventory assets (the borrowing base), with the Company drawing an initial $75 million at financial close. The remaining $75 million is available to be drawn down in minimum $25 million increments for a further 12 months. As and when additional amounts are drawn, they will remain committed for the full three-year term of the facility. This provides both an immediate liquidity solution for the Company through a $75 million cash injection and provides further funding flexibility for future working capital increases.

The drawn amounts are subject to periodic covenant testing of the borrowing base. There will be no testing of leverage and interest coverage financial covenants for the June 2025 quarter and covenant thresholds from the September 2025 quarter onwards are designed to afford the business flexibility and time to navigate the current low price environment. The coupon on the new facility is at a fixed interest rate in the mid-teens and is well below the current 18% yield on Coronado’s high yield notes. The facility is capable of being refinanced or repaid at any time and, after 18 months, without incurring any prepayment penalty.

Entry into the ABL facility is subject to finalisation of the long-form documents and final approval by both the Coronado Board of Directors and Oaktree’s Investment Committee. Drawdown under the ABL facility will be subject to customary conditions precedent, including a borrowing base assessment by way of a field examination and inventory appraisal conducted by an independent third-party assessor. Further details of the facility and entry into the ABL facility will be confirmed by a further announcement.

Chief Financial Officer Barrie Van der Merwe commented:

“Entering into this transaction with Oaktree is an important first step in our strategy to stabilise and strengthen our financial position. It reflects a clear confidence from a credible lender in the underlying value of our asset base and business fundamentals. This facility gives us the flexibility we need to provide an upfront cash injection and fund future working capital needs, while we continue executing on our broader liquidity plan. Importantly, the way the covenant thresholds are designed, provides us with flexibility to navigate the challenging current commodity price environment.”

This transaction forms part of a more comprehensive liquidity and balance sheet management program, which includes the Mammoth and Buchanan expansion projects that are on track and budget. The completion of these projects is expected to result in sales volume increase and lower capital expenditure in the second half and significant sustainable operating cost reduction. Mammoth is expected to end the 2025 calendar year with run-rate production of 1.5-2.0mt and the Buchanan expansion with 1.0mt. Over the first four months of the year to the end of May 2025, Coronado spent approximately US$140 million in capital expenditure leaving only US$80 million to be spent from June to December.

Cost reduction initiatives, as outlined in the recent Q1 Report, are fully enabled and on track. These initiatives remain a key focus and are being implemented across the business to improve near-term liquidity by approximately US$100 million throughout 2025.

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com

The Company’s cash balance as at the end of May 2025 was approximately $160 million, after the last month of capital expenditure on expansion projects ($20 million) and cash backing the ABL guarantees ($22 million) as reported with our March quarter results.

This announcement was authorised for release by the Board of Directors of Coronado Global Resources Inc.

For further information please contact:

Investors Chantelle Essa Vice President Investor Relations P: +61 477 949 261 E: cessa@coronadoglobal.com E: investors@coronadoglobal.com	Media Helen McCombie Sodali &Co P: +61 411 756 248 E: helen.mccombie@sodali.com

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “anticipates”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, including the proposed refinancing and/or replacement of our ABL Facility, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, risk inherent to mining operations, such as adverse weather conditions, or descriptions or assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2024 filed with the ASX and SEC on 20 February 2025 (AEST), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.